Exhibit 99.1

EVALUATION

PETROSHARE CORPORATION INTERESTS

PROVED DEVELOPED PRODUCING RESERVES

MOFFAT COUNTY, COLORADO

As of January 1, 2015

EVALUATION

PETROSHARE CORPORATION INTERESTS

PROVED DEVELOPED PRODUCING RESERVES

MOFFAT COUNTY, COLORADO
As of January 1, 2015

CAWLEY, GILLESPIE & ASSOCIATES, INC. Petroleum Consultants Texas Registered Engineering Firm F-693 /s/ J. Zane Meekins, P.E. J. ZANE MEEKINS, P.E. EXECUTIVE VICE PRESIDENT

CAWLEY, GILLESPIE & ASSOCIATES, INC.
PETROLEUM CONSULTANTS

302 FORT WORTH CLUB BUILDING
306 WEST SEVENTH STREET
FORT WORTH, TEXAS 76102-4987
(817) 336-2461

March 3, 2015

Mr. Frederick J. Witsell
PetroShare Corporation
7200 S. Alton Way, Suite B220
Centennial, CO 80111

Re:	Evaluation Summary PetroShare Corporation Interests Moffat County, Colorado Proved Developed Producing Reserves As of January 1, 2015

Dear Mr. Witsell:

As requested, we are submitting our estimates of proved developed producing reserves and our forecasts of the resulting economics attributable to the above captioned interests.

Composite reserve estimates and economic forecasts for the reserves are presented in the attached tables and are summarized below:

		Proved Developed Producing
Net Reserves
Oil	- Mbbl	0.2
Gas	- MMcf	0.0
Revenue
Oil	M$	13.4
Gas	M$	0.0
Severance Taxes	M$	0.8
Operating Expenses	M$	7.8
Investments	M$	0.0
Operating Income (BFIT)	M$	4.8
Discounted at 10.0%	M$	4.7

The discounted value shown above should not be construed to represent an estimate of the fair market value by Cawley, Gillespie & Associates, Inc.

Evaluation Summary
March 3, 2015

The detailed forecasts of reserves and economics are presented in the attached tables. Table I-PDP is a summary of the reserves and associated economics by reserve category. Table II-PDP is a one-line summary of the ultimate recovery, gross and net reserves, ownership, revenue, expenses, investments, net income and discounted cash flows for the individual forecasts in the Table I. Page 1 of the appendix explains the types of data in these tables.

As requested, SEC pricing of $94.99 per barrel and $4.35 per MMBtu was applied. As directed, a basis differential of -$11.00 per barrel was applied to this oil price. There are no gas sales on these properties.

As directed, operating expenses were forecast as $2,333 to $2,413 per well per month. A combined severance and ad valorem tax rate of 6.0% was applied. Expenses were not escalated. The cost of plugging and the salvage value of equipment have not been considered.

The proved reserve classifications conform to criteria of the Securities and Exchange. The reserves and economics are predicated on the regulatory agency classifications, rules, policies, laws, taxes and royalties in effect on the effective date except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions have not been considered. All reserve estimates represent our best judgment based on data available at the time of preparation and assumptions as to future economic and regulatory conditions. It should be realized that the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

The reserve estimates were based on interpretations of factual data furnished by PetroShare Corporation. Ownership interests were supplied by PetroShare Corporation and were accepted as furnished. To some extent, information from public records has been used to check and/or supplement these data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. An on-site inspection of these properties has not been made nor have the wells been tested by Cawley, Gillespie & Associates, Inc.

This report was prepared for the exclusive use of PetroShare Corporation. Third parties should not rely on it without the written consent of the above and Cawley, Gillespie & Associates, Inc. Our work-papers and related data are available for inspection and review by authorized parties.

Respectfully submitted,

/s/ Cawley, Gillespie & Assoc., Inc.
CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

JZM:rtp

Table I - PDP

(1) End Mo-Year	(2) Gross Oil Production MBBLS	(3) Gross Gas Production MMCF	(4) Net Oil Production MBBLS	(5) Net Gas Sales MMCF	(6) Avg Oil Price $/BBL	(7) Avg Gas Price $/MCF	(8) Oil Revenue M$	(9) Gas Revenue M$	(10) Total Revenue M$
12-2015	0.8	0.0	0.159	0.000	83.990	0.000	13.361	0.000	13.361
12-2016									
12-2017									
12-2018									
12-2019									
12-2020									
12-2021									
12-2022									
12-2023									
12-2024									
12-2025									
12-2026									
12-2027									
12-2028									
12-2029									
S Tot	0.8	0.0	0.159	0.000	83.990	0.000	13.361	0.000	13.361
After	0.0	0.0	0.000	0.000	0.000	0.000	0.000	0.000	0.000
Total	0.8	0.0	0.159	0.000	83.990	0.000	13.361	0.000	13.361
Cum	1.0	0.0							
Ult	1.8	0.0							

(11) End Mo-Year	(12) Production Taxes M$	(13) Ad Valorem Taxes M$	(14) Wells Gross Count	(15) Wells Net Count	(16) Operating Expense M$	(17) Other Deductions M$	(18) Investment M$	(19) Future Net Cash Flow M$	(20) Cumulative Cash Flow M$	(21) Cum.Cash Flow Disc.@ 10.0% M$
12-2015	0.802	0.000	2.0	0.50	7.782	0.000	0.000	4.777	4.777	4.701
12-2016										
12-2017										
12-2018										
12-2019										
12-2020										
12-2021										
12-2022										
12-2023										
12-2024										
12-2025										
12-2026										
12-2027										
12-2028										
12-2029										
S Tot	0.802	0.000			7.782	0.000	0.000	4.777	4.777	4.701
After	0.000	0.000			0.000	0.000	0.000	0.000	4.777	4.701
Total	0.802	0.000			7.782	0.000	0.000	4.777	4.777	4.701

SEC Pricing

Year	WTI Cushing Oil $/STB	Henry Hub Gas $/MMBTU
2015	94.99	4.35
Thereafter	Flat	Flat
Cap	94.99	4.35

Percent	Cum. Disc.
5.00	4.738
10.00	4.701
15.00	4.666
20.00	4.633
25.00	4.602
30.00	4.572

12 Months in first year
0.833 Year Life (10/2015)

THESE DATA ARE PART OF A CG&A REPORT AND ARE SUBJECT TO THE CONDITIONS IN THE TEXT OF THE REPORT.
TEXAS REGISTERED ENGINEERING FIRM F-693.

02/15/2015 10:28:39

Summary

Cawley, Gillespie & Associates, Inc.

Table II - PDP

OPERATOR LEASE NAME Table Class Major Well No.	Start Date	ASN	Current Interest %	WellCnt Life	Ultimate Recovery (MBBL / MMCF)	Gross Reserves (MBBL / MMCF)	Net Reserves (MBBL / MMCF)	Oil Revenue / Gas Revenue M$ / M$	Prod Tax / Adv. Tax M$ / M$	Expenses / Investments M$ / M$	Future Net Cash Flow M$	Cash Flow Disc. @ 10.0 M$
BUCK PEAK (NIOBRARA) -- MOFFAT COUNTY, COLORADO												
PETROSHARE CORPORATION												
VOLOSHIN 3-25			19.5327 NI	1	1.2	0.6	0.1	10.6	0.6	6.0	3.9	3.8
1 PDP Oil		1	25.0000 WI	0.8	0.0	0.0	0.0	0.0	0.0	0.0		
KOWACH 3-25			19.6250 NI	1	0.6	0.2	0.0	2.8	0.2	1.8	0.9	0.9
2 PDP Oil		2	25.0000 WI	0.2	0.0	0.0	0.0	0.0	0.0	0.0		
GRAND TOTAL				2	1.8	0.8	0.2	13.4	0.8	7.8	4.8	4.7
					0.0	0.0	0.0	0.0	0.0	0.0		

THESE DATA ARE PART OF A CG&A REPORT AND ARE SUBJECT TO THE CONDITIONS IN THE TEXT OF THE REPORT. Scenario: CGA 2/15/2015 10:28:57 AM
TEXAS REGISTERED ENGINEERING FIRM F-693.

Cawley, Gillespie & Associates, Inc.

Page 1

APPENDIX
Explanatory Comments

HEADINGS

Table Number Table Description
Identity of Interest Evaluated
Reserve Classification and Development Status
Operator – Property Name
Field (Reservoir) Names – County, State

FORECAST

(Columns)

(1) (11)	Calendar or Fiscal years ending on effective date.
(2) (3)
Gross Production (8/8th) for the years which are economical. These are expressed as thousands of barrels (Mbbl) and millions of cubic feet (MMcf) of gas at standard conditions. Total future production, cumulative production to effective date and ultimate recovery at the effective date are shown following the annual forecasts.

(4) (5)	Net Production accruable to evaluated interest is calculated by multiplying the revenue interest times the gross production. These values take into account changes in interest and gas shrinkage.
(6)	Average (volume weighted) gross liquid price per barrel before deducting production-severance taxes.
(7)	Average (volume weighted) gross gas price per Mcf before deducting production-severance taxes.
(8)	Revenue derived from oil sales -- column (4) times column (6).
(9)	Revenue derived from gas sales -- column (5) times column (7).
(10)	Total Revenue -- column (8) plus column (9) plus other miscellaneous revenue.
(12)	Production-severance taxes deducted from gross oil and gas revenue.
(13)	Ad valorem taxes.
(14)	Average gross wells.
(15)	Average net wells are gross wells times working interest.
(16)	Operating Expenses are direct operating expenses to the evaluated working interest, but may include items noted below.
(17)
Other Deductions may include operator's overhead, compression-gathering expenses, transportation costs, water disposal costs and net profits burdens. These are the share of costs payable by the evaluated expense interests and take into account any changes in interests.

(18)
Investments, if any, include work-overs, future drilling costs, pumping units, etc. and may be included either tangible or intangible or both, and the costs for plugging and the salvage value of equipment at abandonment may be shown as negative investments at end of life.

(19) (20)	Future Net Cash Flow is column (10) less columns (12), (13), (16), (17) and (18). The data in column (19) are accumulated in column (20). Federal income taxes have not been considered.
(21)	Cumulative Discounted Cash Flow is calculated by discounting cash flows at specified rates.

MISCELLANEOUS

Life	• The economic life of the appraised property is noted below the discounted cash flow profile.

Interests	• Initial and final expense and revenue interests are shown below columns (18-19).

Discounted Cash Flow
Profile	• The cash flow discounted at six different rates are shown at the bottom of columns (20-21). Interest has been compounded once per year assuming income or payments are received at mid-year.

Footnotes	• The regulatory commission identification number, a brief location description, reserve evaluation method and other pertinent comments may be shown in the left-hand footnotes. Well type is noted in lower right- hand corner of table.